Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Validus Holdings, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Hamilton, Bermuda

August 5, 2011

PricewaterhouseCoopers, Chartered Accountants,  P.O. Box HM 1171, Hamilton HM EX, Bermuda

T: +1 (441) 295 2000, F:+1 (441) 295 1242, www.pwc.com/bermuda

 “PwC” refers to PricewaterhouseCoopers (a Bermuda partnership), which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.